Exhibit 99.1

ONCOTHYREON ANNOUNCES SALE OF ONCOTHYREON CANADA

SEATTLE, WASHINGTON - February 18, 2010 - Oncothyreon Inc. (Nasdaq: ONTY) today announced that it has entered into an arrangement agreement (the “Arrangement”) pursuant to which it will sell its interests in Oncothyreon Canada Inc., an indirect wholly owned subsidiary, and 0811769 B.C. ULC, an indirect wholly owned subsidiary and the parent corporation of Oncothyreon Canada Inc., for approximately Cdn $8.425 million to Gamehost Income Fund (“Gamehost”).  Prior to the sale, Oncothyreon Canada Inc. will be reorganized into an Alberta ULC and 0811769 B.C. ULC will be reorganized into a limited corporation and each will distribute its business assets (and related intellectual property) to a subsidiary of Oncothyreon Inc. The consideration to be paid by Gamehost will consist of Cdn $7.825 million cash being paid at closing of the Arrangement with Cdn $600,000 being delivered through retained equity in post-arrangement Gamehost. The Arrangement also forms part of Gamehost’s planned conversion from an income trust structure to a corporation.

The Arrangement is subject to court approval in Alberta and the approval of Gamehost’s securityholders.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon's investors with an understanding of our current intentions and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding the sale of our interests in 0811769 B.C. ULC and Oncothyreon Canada Inc., the reorganization of 0811769 B.C. ULC into a limited corporation and Oncothyreon Canada Inc. into an Alberta ULC, the distribution of the business assets (and related intellectual property) of 0811769 B.C. ULC and Oncothyreon Canada Inc. to our subsidiary and our receipt of the consideration from Gamehost.

Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with obtaining court approval in Alberta and the approval of Gamehost’s securityholders. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100   Fax:  (206) 801-2101
http://www.oncothyreon.com